UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	March 2, 2022

Hudson Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

New York
(State or Other Jurisdiction of Incorporation)

1-13412	13-3641539
(Commission File Number)	(IRS Employer Identification No.)

300 Tice Boulevard, Suite 290, Woodcliff Lake, New Jersey	07677
(Address of Principal Executive Offices)	(Zip Code)

(845) 735-6000
(Registrant's Telephone Number, Including Area Code)

PO Box 1541, 1 Blue Hill Plaza, Pearl River, New York 10965
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	HDSN	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

See Item 2.03 below.

Item 1.02	Termination of a Material Definitive Agreement

See Item 2.03 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

New Term Loan Facility

On March 2, 2022, Hudson Technologies Company (“HTC”), an indirect subsidiary of Hudson Technologies, Inc. (the “Company”), and the Company’s subsidiary Hudson Holdings, Inc., as borrowers (collectively, the “Borrowers”), and the Company, as guarantor, became obligated under a Credit Agreement (the “Term Loan Facility”) with TCW Asset Management Company LLC, as administrative agent (“Term Loan Agent”) and the lender parties thereto (the “Term Loan Lenders”).

Under the terms of the Term Loan Facility, the Borrowers have immediately borrowed $85 million pursuant to a term loan (the “Term Loan”). Amounts borrowed under the Term Loan Facility were used by the Borrowers to repay the outstanding principal amount and related fees and expenses under the Prior Term Loan Facility (as defined below) and for other corporate purposes.

The Term Loan matures on March 2, 2027, or earlier upon certain acceleration or cross default events. Principal payments on the Term Loan are required on a quarterly basis, commencing with the quarter ending March 31, 2022, in the amount of 5% of the original principal amount of the outstanding Term Loan per annum. The Term Loan Facility also requires annual payments of 50% of Excess Cash Flow (as defined in the Term Loan Facility); provided that commencing with the year ending December 31, 2023 such payments may be reduced depending upon the Company’s leverage ratio (as defined in the Term Loan Facility) for the applicable year. The Term Loan Facility also requires mandatory prepayments of the Term Loans in the event of certain asset dispositions, debt issuances, and other events. The Term Loan may be prepaid at the option of the Borrowers subject to a prepayment premium of 3% in year one, 2% in year two, 1% in year three, and zero in year four and thereafter.

Interest on the Term Loan is generally payable monthly, in arrears. Interest charges with respect to the Term Loan are computed on the actual principal amount of the Term Loan outstanding at a rate per annum equal to (A) with respect to Base Rate loans, the sum of (i) a rate per annum equal to the higher of (1) 2.0%, (2) the federal funds rate plus 0.5%, (3) one month term SOFR plus 1.0%, and (4) the prime commercial lending rate quoted by The Wall Street Journal, plus (ii) between 6.0% and 7.0% depending on the applicable leverage ratio and (B) with respect to SOFR loans, the sum of the applicable SOFR rate plus between 7.0% and 8.0% depending on the applicable leverage ratio.

Borrowers and the Company granted to the Term Loan Agent, for the benefit of the Term Loan Lenders, a security interest in substantially all of their respective assets, including receivables, equipment, general intangibles (including intellectual property), inventory, subsidiary stock, real property, and certain other assets.

The Term Loan Facility contains a fixed charge coverage ratio covenant and a leverage ratio covenant, each tested quarterly. The Term Loan Facility also contains customary non-financial covenants relating to the Company and the Borrowers, including limitations on Borrowers’ ability to pay dividends on common stock or preferred stock, and also includes certain events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to other obligations, events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts, impairments to guarantees and a change of control.

In connection with the closing of the Term Loan Facility, the Company also entered into a Guaranty and Security Agreement, dated as of March 2, 2022 (the “Term Loan Guarantee”), pursuant to which the Company affirmed its unconditional guarantee of the payment and performance of all obligations owing by Borrowers to Term Loan Agent, as agent for the benefit of the Term Loan Lenders.

The Term Loan Agent and the Agent (as defined below) have entered into an intercreditor agreement governing the relative priority of their security interests granted by the Borrowers and the Guarantor in the collateral, providing that the Agent shall have a first priority security interest in the accounts receivable, inventory, deposit accounts and certain other assets (the “Revolving Credit Priority Collateral”) and the Term Loan Agent shall have a first priority security interest in the equipment, real property, capital stock of subsidiaries and certain other assets (the “Term Loan Priority Collateral”).

The descriptions of the foregoing agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the Term Loan Facility agreement and the Term Loan Guarantee, which are filed as Exhibits 10.1 and 10.2, respectively, to this Report.

Termination of Prior Term Loan Facility

In conjunction with entry into the new Term Loan Facility as described above, on March 2, 2022 the Company's existing term loans set forth in the Term Loan Credit and Security Agreement with U.S. Bank National Association, as collateral agent and administrative agent, and the various lenders thereunder, as amended (the “Prior Term Loan Facility”), which had a principal balance of approximately $63.9 million after payment of a $16.0 million excess cash flow amount thereunder, was repaid in full, together with associated required lender fees and expenses of $3.3 million, and the Prior Term Loan Facility was terminated.

Revolving Credit Facility Amendment

On March 2, 2022, Hudson Technologies Company (“HTC”) and Hudson Holdings, Inc. (“Holdings”), as borrowers (collectively, the “Borrowers”), and Hudson Technologies, Inc (the “Company”) as a guarantor, entered into an Amended and Restated Credit Agreement (the “Amended Wells Fargo Facility”) with Wells Fargo Bank, National Association, as administrative agent and lender (“Agent” or “Wells Fargo”) and such other lenders as have or may thereafter become a party to the Wells Fargo Facility.

Under the terms of the Amended Wells Fargo Facility, the Borrowers may borrow up to $90 million, consisting of: (i) immediately borrowed $15 million in the form of a “first in last out” term loan (the “FILO Tranche”) and (ii) may also borrow, from time to time, up to $75 million at any time consisting of revolving loans (the “Revolving Loans”) in a maximum amount up to the lesser of $75 million and a borrowing base that is calculated based on the outstanding amount of the Borrowers’ eligible receivables and eligible inventory, as described in the Amended Wells Fargo Facility. The Amended Wells Fargo Facility also contains a sublimit of $9 million for swing line loans and $2 million for letters of credit.

Amounts borrowed under the Amended Wells Fargo Facility may be used for working capital needs, certain permitted acquisitions, and to reimburse drawings under letters of credit.

Interest under the Amended Wells Fargo Facility is payable in arrears on the first day of each month. Interest charges with respect to Revolving Loans are computed on the actual principal amount of Revolving Loans outstanding at a rate per annum equal to (A) with respect to Base Rate loans, the sum of (i) a rate per annum equal to the higher of (1) 1.0%, (2) the federal funds rate plus 0.5%, (3) one month term SOFR plus 1.0%, and (4) the prime commercial lending rate of Wells Fargo, plus (ii) between 1.25% and 1.75% depending on average monthly undrawn availability and (B) with respect to SOFR loans, the sum of the applicable SOFR rate plus between 2.36% and 2.86% depending on average quarterly undrawn availability. Interest charges with respect to the FILO Tranche are computed on the actual principal amount of FILO Tranche loans outstanding at a rate per annum equal to (A) with respect to Base Rate FILO Tranche loans, the sum of (i) a rate per annum equal to the higher of (1) 1.0%, (2) the federal funds rate plus 0.5%, (3) one month term SOFR plus 1.0%, and (4) the prime commercial lending rate of Wells Fargo, plus (ii) 6.5% and (B) with respect to SOFR FILO Tranche loans, the sum of the applicable SOFR rate plus 7.50%.

In connection with the closing of the Amended Wells Fargo Facility, the Company also entered into a First Amendment to Guaranty and Security Agreement, dated as of March 2, 2022 (the “Amended Revolver Guaranty and Security Agreement”), pursuant to which the Company and certain subsidiaries are continuing to unconditionally guarantee the payment and performance of all obligations owing by Borrowers to Wells Fargo, as Agent for the benefit of the revolving lenders. Pursuant to the Revolver Guaranty and Security Agreement, as amended, Borrowers, the Company and certain other subsidiaries are continuing to grant to the Agent, for the benefit of the Wells Fargo Facility lenders, a security interest in substantially all of their respective assets, including receivables, equipment, general intangibles (including intellectual property), inventory, subsidiary stock, real property, and certain other assets.

The Amended Wells Fargo Facility contains a financial covenant requiring the Company to maintain at all times minimum liquidity (defined as availability under the Amended Wells Fargo Facility plus unrestricted cash) of at least $5 million, of which at least $3 million must be derived from availability. The Amended Wells Fargo Facility also contains a springing covenant, which takes effect only upon a failure to maintain undrawn availability of at least $11.25 million or upon an election by the Borrowers to increase the inventory component of the borrowing base, requiring the Company to maintain a Fixed Charge Coverage Ratio (FCCR) of not less than 1.00 to 1.00, as of the end of each trailing period of twelve consecutive months commencing with the month prior to the triggering of the covenant. The FCCR (as defined in the Wells Fargo Facility) is the ratio of (a) EBITDA for such period, minus unfinanced capital expenditures made during such period, to (b) the aggregate amount of (i) interest expense required to be paid (other than interest paid-in-kind, amortization of financing fees, and other non-cash interest expense) during such period, (ii) scheduled principal payments (but excluding principal payments relating to outstanding Revolving Loans under the Amended Wells Fargo Facility), (iii) all net federal, state, and local income taxes required to be paid during such period (provided, that any tax refunds received shall be applied to the period in which the cash outlay for such taxes was made), (iv) all restricted payments paid (as defined in the Amended Wells Fargo Facility) during such period, and (v) to the extent not otherwise deducted from EBITDA for such period, all payments required to be made during such period in respect of any funding deficiency or funding shortfall with respect to any pension plan. The FCCR covenant ceases after the Borrowers have been in compliance therewith for two consecutive months.

The Amended Wells Fargo Facility also contains customary non-financial covenants relating to the Company and the Borrowers, including limitations on Borrowers’ ability to pay dividends on common stock or preferred stock, and also includes certain events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to other obligations, events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts, impairments to guarantees and a change of control.

The commitments under the Wells Fargo Facility will expire and the full outstanding principal amount of the loans, together with accrued and unpaid interest, are due and payable in full on March 2, 2027, unless the commitments are terminated and the outstanding principal amount of the loans are accelerated sooner following an event of default or in the event of certain other cross-defaults.

The descriptions of the foregoing agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the Amended Wells Fargo Facility agreement and the Amended Revolver Guaranty and Security Agreement, which are filed as Exhibits 10.3 and 10.4, respectively, to this Report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Upon closing of the Term Loan Facility and termination of the Prior Term Loan Facility, on March 2, 2022, Jill K. Frizzley and Richard D. Caruso resigned from the Board of Directors of the Company.

Item 5.03	Amendment to Articles of Incorporation of Bylaws; Change in Fiscal Year

Effective March 2, 2022, the Company amended its Bylaws to remove certain provisions that were added in December 2019 in conjunction with the Prior Term Loan Facility. Specifically, the Bylaws were amended to delete provisions providing that:

•	At all times at least two (2) members of the Board of Directors are designated as (“Special Directors”), which Special Directors shall not, and will not be, during the continuation of his or her service as a Special Director or has not been during for the five-year period prior to his or her appointment as a Special Director, (i) an employee, stockholder, or officer of the Company or any of its affiliates, (ii) a customer or supplier of the Company or any of its affiliates (other than an independent director provided by a corporate services company that provides independent directors in the ordinary course of its business), or (iii) any member of the immediate family of a person described in clause (i) or (ii). Vacancies caused by the death, resignation or removal of a Special Director may only be filled by another individual that satisfies the requirements for a Special Director.

•	Unless otherwise specified in the By-laws, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business or of any specified item of business, which majority shall include at least one Special Director.

•	The Board of Directors may only authorize any amendment to the articles of incorporation of the Company by a majority vote of the then-serving members of the Board of Directors, which majority shall include the Special Directors. In addition, the Company may only institute a proceeding to adjudicate it bankrupt, consent to the filing of any bankruptcy proceeding against it, declare insolvency or otherwise decide to liquidate, wind up, reorganize, dissolve or conduct any similar action by a majority vote of the then-serving members of the Board of Directors, which majority shall include the Special Directors.

•	The Company may permit one or more board observers to attend meetings of the Board of Directors and the restructuring committee thereof.

•	The Board of Directors, by resolution adopted by a majority of the entire Board of Directors, shall appoint from among its members a restructuring committee consisting of the Chief Executive Officer and the Special Directors. The Chief Executive Officer serving on the restructuring committee shall act as chairman of the committee. All action by the restructuring committee shall be authorized by majority vote of its members. The restructuring committee shall have full authority (a) to commence, oversee and manage any process to (i) sell the Company’s businesses and/or assets and/or (ii) consummate a refinancing transaction, and (b) to manage all aspects of the Company’s restructuring efforts and strategies. The committee shall exercise such other powers as may be specifically delegated to it by the Board of Directors and act upon such matters as may be referred to it from time to time for study and recommendation by the Board of Directors or the Chief Executive Officer.

•	The Board of Directors may also appoint from among its own members such other committees as the Board of Directors may determine, which shall in each case consist of not less than two directors, which shall at least include the Special Directors, and which shall have such powers and duties as shall from time to time be prescribed by the Board of Directors.

•	The Board of Directors, by resolution adopted by a majority of the entire Board of Directors, may appoint from among its members an executive committee consisting of three or more directors, which shall at least include the Special Directors and either the Chief Executive Officer or the President.

•	The By-laws of the Corporation may also be amended or repealed by the Board of Directors, including any By-law adopted, amended, or repealed by the shareholders generally, by a majority vote of the then-serving members of the Board of Directors, which majority shall include the Special Directors.

The description of the foregoing Amended and Restated By-Laws does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated By-Laws which are filed as Exhibit 3.1 to this Report.

Item 8.01	Other Events

On March 2, 2022, the Company issued a press release announcing certain of the matters described in this Current Report on Form 8-K. A copy of the foregoing press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

Exhibit Number	Name of Exhibit

3.1	Amended and Restated Bylaws of Hudson Technologies, Inc.

10.1	Credit Agreement dated March 2, 2022 by and among TCW Asset Management Company LLC, as Agent, Hudson Technologies, Inc., and the Borrowers and Lenders party thereto

10.2	Guaranty and Security Agreement dated March 2, 2022 by and among the Grantors named therein and TCW Asset Management Company LLC, as Agent

10.3	Amended and Restated Credit Agreement dated March 2, 2022 by and among Wells Fargo Bank, National Association, as Agent, Hudson Technologies, Inc., and the Borrowers and Lenders party thereto

10.4	First Amendment to Guaranty and Security Agreement dated March 2, 2022 by and among the Grantors named therein and Wells Fargo Bank, National Association, as Agent

99.1	Press Release dated March 2, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2022

HUDSON TECHNOLOGIES, INC.

By:	/s/ Nat Krishnamurti
Name: Nat Krishnamurti
Title: Chief Financial Officer & Secretary